EXHIBIT 11


            GUARANTY BANCSHARES HOLDING CORPORATION
            COMPUTATION OF EARNINGS (LOSS) PER SHARE



                                     1996      1995      1994


Number of shares
   beginning of year               380,877   380,877   380,877

Issued during year                       0         0         0

Number of shares - end of year     380,877   380,877   380,877

Weighted average number of
   shares outstanding              372,958   373,728   374,375


NOTE: Weighted average calculated based upon actual number of days outstanding for each share, exclusive of 7,452 shares held in treasury.